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EXHIBIT 15.1

February 17, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated April 22, 2003, July 21, 2003 and October 26, 2003 on our review of interim financial information of WellPoint Health Networks Inc. (the "Company") as of and for the three month period ended March 31, 2003, and as of and for the three and six month periods ended June 30, 2003 and 2002, and as of and for the three and nine month periods ended September 30, 2003 and 2002 and included in the Company's quarterly report on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, respectively, is incorporated by reference in its Registration Statement on Form S-8.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

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  EXHIBIT 15.1